Exhibit 8.1

Founded in 1852 by Sidney Davy Miller Yanping Wang TEL +1.216.716.5044 FAX +1.216.716.5043 E-MAIL wangy@millercanfield.com	Miller, Canfield, Paddock and Stone, P.L.C. 1100 Superior Avenue E, Suite 1750 Cleveland, Ohio 44114 United States of America TEL (216) 716-5044 FAX (216) 716-5043 millercanfield.com	MICHIGAN ILLINOIS NEW YORK OHIO WASHINGTON, D.C. CALIFORNIA CANADA CHINA MEXICO POLAND UKRAINE QATAR

February 4, 2025

Great Future Technology Inc.
No. 26 Tonggang Road
Changjing Town
Jiangyin City, Jiangsu Province
Tel: +86 (510) 863-1628

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Great Future Technology Inc., a public limited company incorporated under the laws of Cayman Islands (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-4 (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to 10,939,317 Class A Ordinary Shares (the “Shares”) of par value US$0.0001 each, of the Company, issuable pursuant to that certain agreement and plan of merger, dated as of April 18, 2025 (the “Merger Agreement”, and the merger contemplated thereby, the “Merger”), by and among the Company, Flag Ship Acquisition Corporation ("Flag Ship"), a Cayman Islands company limited by shares, and GFT Merger Sub Limited (“Merger Sub”), a Cayman Islands company limited by shares and a wholly-owned subsidiary of the Company.

As counsel to the Company, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and the proxy statement/prospectus contained therein (the “Prospectus”).

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts set forth in the Registration Statement, the Prospectus, or in any other document. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the factual information set forth in the Registration Statement and the Prospectus. Any change or inaccuracy in the facts referred to, set forth or assumed herein may affect our conclusions set forth herein.

Our opinion is also based on the correctness of the following assumptions: (i) the Company and each of the entities in which the Company holds a direct or indirect interest have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of which any such entity has been formed, and (iii) each of the written agreements to which the Company or any such entity is a party will be implemented, construed and enforced in accordance with its terms.

Miller, Canfield, Paddock and Stone, P.L.C.

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authenticity of the originals of such copies.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.

With respect to whether the Merger qualifies as a Reorganization under Section 368 of the Code, we are not able to issue a definitive opinion. In order for the Merger to qualify as a Reorganization, among other requirements, it is necessary that GFT either (i) continue Flag Ship’s historic business or (ii) use a significant portion of Flag Ship’s historic business assets in a business. There is no authority applying this test to the acquisition of a blank check company in a transaction comparable to the Merger. Consequently, it is unclear under applicable law whether Flag Ship’s operations and assets acquired in the Merger will qualify as a historic business or historic business assets for this purpose. If they do not so qualify, then the Merger will not qualify as a Reorganization. Additionally, in order for the Merger to qualify as a Reorganization, it is necessary that a substantial part of the value of the proprietary interests in Flag Ship be preserved in the Merger. It is unclear whether Redemption Rights will be exercised by Flag Ship Public Shareholders to a degree that will prevent a substantial part of the value of the propriety interests in Flag Ship from being preserved for this purpose. If it is not so preserved, then the Merger will not qualify as a Reorganization.

We express no opinion on the potential U.S. federal income tax consequences of the Transactions under Section 367(a) of the Code or under the rules governing “passive foreign investment companies.”

Further, we are of opinion that, the statements set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences” for United States federal income tax purposes, to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto currently applicable to the holders described therein as of the date thereof, while not purporting to discuss all possible United States federal income tax consequences of the Merger or the investment in, sale of or other disposition of the Shares, constitute (subject to the qualifications, assumptions, limitations and exceptions set forth therein) accurate summaries of such matters in all material respects. However, as described therein, we can express no opinion as to the classification of either Company or Flag Ship is as a “passive foreign investment company”.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

/s/ Miller Canfield Paddock and Stone, P.L.C.

Miller Canfield Paddock and Stone, P.L.C.